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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                      INTELLIQUEST INFORMATION GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45816H101
                        ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)                Page 1 of 10 pages

-----------------------                                 ----------------------
  CUSIP NO. 45816H101                13G                  Page 2 of 10 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             930,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             930,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         930,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         11.30%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO. 45816H101                13G                  Page 3 of 10 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             930,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             930,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         930,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         11.30%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO. 45816H101                13G                  Page 4 of 10 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Acorn Investment Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             483,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             483,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         483,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         5.86%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IV

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO. 45816H101                13G                  Page 5 of 10 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wanger Advisors Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             429,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             429,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         429,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         5.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IV

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    IntelliQuest Information Group, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    1250 Capital of Texas Highway
                    Austin, Texas 78746

Item 2(a)      Name of Person Filing:

                    Wanger Asset Management, L.P. ("WAM");
                    Wanger Asset Management Ltd., the general partner of WAM ("WAM LTD.");
                    Wanger Advisors Trust ("WAT");
                    Acorn Investment Trust ("Acorn")

Item 2(b)      Address of Principal Business Office:

                    WAM, WAM LTD., WAT and Acorn are all located at:
                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois 60606

Item 2(c)      Citizenship:

                    WAM is a Delaware limited partnership.
                    WAM LTD. is a Delaware corporation.
                    WAT is a Massachusetts business trust.
                    Acorn is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:
                    Common Stock

Item 2(e)      CUSIP Number:

                    45816H101

Item 3         Type of Person:

                    (d) Acorn is an investment company registered under section 8 of the Investment Company Act of 1940. WAT is an investment company registered under section 8 of the Investment Company Act of 1940.

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.



                              Page 6 of 10 Pages

Item 4         Ownership (at March 31, 1999):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         930,500 shares

                    (b)  Percent of class:

                         11.30%

                    (c)  Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the vote: none
                          (ii)  shared power to vote or to direct the vote:
                                930,500
                         (iii) Sole power to dispose or to direct the disposition of: none
                          (iv) shared power to dispose or to direct disposition of: 930,500

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn and WAT. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn and WAT are the only such persons known to be entitled to receive all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable



                              Page 7 of 10 pages

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.





                              Page 8 of 10 pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 8, 1999


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      WANGER ASSET MANAGEMENT, LTD.
                                       for itself and as general partner of
                                       WANGER ASSET MANAGEMENT, L.P.



                                      By: /s/ Bruce H. Lauer
                                         ----------------------------------
                                              Bruce H. Lauer
                                              Vice President


               The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      ACORN INVESTMENT TRUST




                                      By: /s/ Bruce H. Lauer
                                         -----------------------------------
                                              Bruce H. Lauer
                                              Vice President and Treasurer

                              Page 9 of 10 pages

               The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      WANGER ADVISORS TRUST



                                         By: /s/ Bruce H. Lauer
                                            ------------------------------
                                              Bruce H. Lauer
                                              Vice President and Treasurer

                              Page 10 of 10 pages